Exhibit 10.14

AMENDMENT No. 1
TO THE
AFFILIATED MANAGERS GROUP, INC.
2013 INCENTIVE STOCK AWARD PLAN

This Amendment to the Affiliated Managers Group, Inc. 2013 Incentive Stock Award Plan (the “Plan”) is effective as of December 31 2019, pursuant to Section 10 of the Plan.
1.    Administration of Employee Tax Withholdings. Subparagraph (d)(2)(Taxes-Payment in Stock) of Section 6 of the Plan is hereby replaced in its entirety with the following:
“Payment in Stock. Unless otherwise set forth in an Award agreement, a Participant may elect to have the applicable tax withholding obligation satisfied up to the maximum extent consistent with equity accounting treatment, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares as the Company may determine with an aggregate fair market value (as of the date the withholding is effected) up to the maximum, but no less than the minimum, tax withholding amount due, or (ii) transferring to the Company a number of shares of Stock as the Company may determine owned by the Participant with an aggregate fair market value (as of the date the withholding is effected) up to the maximum, but no less than the minimum, tax withholding amount due.”
2.    Status of Plan. Except as specifically amended hereby, the Plan shall continue in full force and effect. From and after the date hereof, all references in any agreements covering awards granted under the Plan shall be deemed to be references to the Plan as hereby amended.

Amended as of December 31, 2019.